PRELIMINARY PROXY MATERIALS

                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:

(X)  Preliminary Proxy Statement             ( )  Confidential,  for  use  of
                                                  Commission only
( )  Definitive Proxy Statement                   (as permitted by  Rule 14a-
                                                  6(e)(2))
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                     PRIME MOTOR INNS LIMITED PARTNERSHIP
------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                         PRIME-AMERICAN REALTY CORP.
------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):
(X)  No fee required.
( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                           CALCULATION OF FILING FEE
 Title of Each Class of  Aggregate Number of  Per Unit Price or   Proposed Maximum   Amount of Filing
   Securities to which   Securities to which   Other Underlying  Aggregate Value of        Fee
   Transaction Applies   Transaction Applies       Value of          Transaction
                                                 Transaction

( )  Fee paid previously with preliminary materials:  $_____.
( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount previously paid: $______
     2) Form, Schedule or Registration Statement No.: ___________
     3) Filing Party: ___________
     4) Date Filed: _____________

                                                  PRELIMINARY PROXY MATERIALS

                         PRIME-AMERICAN REALTY CORP.
                                 P.O. BOX 230
                         HAWTHORNE, NEW JERSEY 07507


                                                             January __, 1998


To the Holders of Units of Limited Partnership Interest:


     You have previously received a notice of Special Meeting of Limited Partners of Prime Motor Inns Limited Partnership (the "Partnership"), which will be held on January 29, 1998 at 2:30 P.M., local time, at the Holiday Inn, Harmon Meadows Sportsplex, 300 Plaza Drive, Secaucus, New Jersey 07094. You have also previously received a proxy statement and form of proxy from Davenport Management Corporation ("DMC") soliciting your vote (a) to remove Prime-American Realty Corp. ("PARC") as General Partner of the Partnership,
(b) to elect DMC as the replacement General Partner of the Partnership, (c) to request that PARC prepare and submit to the Limited Partners a proposal for the conversion of the Partnership to a corporation and (d) to adjourn the Special Meeting if there are not sufficient votes to remove PARC so that DMC can solicit additional votes. DMC's proxy statement also set out what DMC characterized as the "Plan of Action" that it would seek to implement if PARC were removed, and DMC were elected, as General Partner of the Partnership.

  THE GENERAL PARTNER BELIEVES THAT THE DMC PROPOSALS INVOLVE GRAVE RISKS TO THE UNITHOLDERS AND ARE NOT IN THE BEST INTERESTS OF THE UNITHOLDERS. THE
     GENERAL PARTNER URGES YOU TO VOTE AGAINST EACH OF THE DMC PROPOSALS.

     The DMC proposals, and the General Partner's reasons for urging rejection of those proposals, are more completely described in the accompanying Proxy Statement. I urge you to review carefully the Proxy Statement.


                              Sincerely,

                              PRIME-AMERICAN REALTY CORP.


                              By:   _______________________________
                                    S. Leonard Okin, Vice President


                                                  PRELIMINARY PROXY MATERIALS

                         PRIME-AMERICAN REALTY CORP.
                                 P.O. BOX 230
                         HAWTHORNE, NEW JERSEY 07507


                     SPECIAL MEETING OF LIMITED PARTNERS
                                      of
                     PRIME MOTOR INNS LIMITED PARTNERSHIP
                               January 29, 1998
                               PROXY STATEMENT
                         ___________________________

     This Proxy Statement is being furnished to holders of units of limited partnership interest ("Units") in Prime Motor Inns Limited Partnership, a Delaware limited partnership (the "Partnership"), by Prime-American Realty Corp., a Delaware corporation ("PARC"), as the general partner of the Partnership (the "General Partner"), in connection with PARC's solicitation of Unitholders to vote against, or abstain from voting in connection with, or to revoke proxies previously given for, proposals made by Davenport Management Corporation ("DMC") to be considered at the Special Meeting of Limited Partners (the "Special Meeting") to be held on January 29, 1998, at 2:30 P.M. local time, at the Holiday Inn, Harmon Meadows Sportsplex, 300 Plaza Drive, Secaucus, New Jersey 07094, and any adjournments or postponements thereof.

     At the Special Meeting, the Limited Partners will be asked to consider and vote on (i) the removal of PARC as General Partner, (ii) the election of DMC as the replacement General Partner, (iii) the request that PARC prepare and submit to the Limited Partners a proposal for the conversion of the Partnership to a corporation and (iv) the adjournment of the Special Meeting if there are not sufficient votes to remove PARC (so that DMC may solicit additional votes).

     All information contained in this Proxy Statement concerning the Partnership, AMI and the operations and properties of AMI has been furnished by the General Partner. No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Partnership or the General Partner or any other person.
                    _____________________________________

     THIS PROXY STATEMENT IS FIRST BEING MAILED OR DELIVERED TO THE LIMITED PARTNERS AND UNITHOLDERS ON OR ABOUT JANUARY __, 1998. A SOLICITATION WAS FIRST MAILED OR DELIVERED TO THE LIMITED PARTNERS AND UNITHOLDERS PURSUANT TO RULES 14A-11 AND 14A-12 UNDER THE SECURITIES EXCHANGE ACT OF 1934 ON OR ABOUT JANUARY 16, 1998.
                   _____________________________________

            THE DATE OF THIS PROXY STATEMENT IS JANUARY __, 1998.

                                                  PRELIMINARY PROXY MATERIALS

                                TABLE OF CONTENTS                          Page
                                                                           ----
THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     Matters to Be Considered . . . . . . . . . . . . . . . . . . . . . . . 1
     Recommendations of the Board of Directors  . . . . . . . . . . . . . . 1
     Record Date; Units Entitled to Vote  . . . . . . . . . . . . . . . . . 1
     Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     Effect of Abstentions  . . . . . . . . . . . . . . . . . . . . . . . . 2
     Proxies; Proxy Solicitation  . . . . . . . . . . . . . . . . . . . . . 2
     No Appraisal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . 2

THE DMC PROPOSALS AND ITS "PLAN OF ACTION"  . . . . . . . . . . . . . . . . 3
     DMC's Incomplete Description of the Partnership's Condition  . . . . . 3
     DMC's Inaccurate Statements about the "Holiday Inns" Franchises  . . . 4
     The DMC "Plan of Action" . . . . . . . . . . . . . . . . . . . . . . . 4
     DMC's Financing Plans  . . . . . . . . . . . . . . . . . . . . . . . . 4
     DMC's Plan to Sell and Replace Properties  . . . . . . . . . . . . . . 5
     DMC's Plan to Renegotiate "Holiday Inn" Arrangements . . . . . . . . . 5
     DMC's Plan to Remove PARC as General Partner . . . . . . . . . . . . . 6
     DMC's Plan for Immediate Conversion of the Partnership to a Corporation
                                                                           6
     The Real Beneficiary of DMC's Plan . . . . . . . . . . . . . . . . . . 7
     The Consequences to the Unitholders  . . . . . . . . . . . . . . . . . 7

AN ALTERNATIVE TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . 8

                               THE SPECIAL MEETING

GENERAL

     This Proxy Statement is being furnished to the Unitholders in connection with the solicitation by PARC of votes against, abstentions in connection with, or the revocation of proxies previously given for, the proposals made by DMC that are to be considered at the Special Meeting to be held on January 29, 1998 at 2:30 p.m., local time, at the Holiday Inn, Harmon Meadows
Sportsplex, 300 Plaza Drive, Secaucus, New Jersey 07094, and at any adjournment or postponement thereof. This Proxy Statement is first being mailed to Limited Partners and Unitholders on or about January __, 1998. A solicitation was first mailed or delivered to the Limited Partners and Unitholders pursuant to Rules 14a-11 and 14a-12 under the Securities Exchange Act of 1934 on or about January 16, 1998.

MATTERS TO BE CONSIDERED

     At the Special Meeting, the Limited Partners will consider and vote on the removal of PARC as General Partner, (ii) the election of DMC as the replacement General Partner, (iii) the request that PARC prepare and submit to the Limited Partners a proposal for the conversion of the Partnership to a corporation and (iv) the adjournment of the Special Meeting if there are not sufficient votes to remove PARC (so that DMC may solicit additional votes). The proposals submitted by DMC, and DMC's reasons for its proposals, are set forth in a proxy statement first distributed by DMC on or about December 23, 1997.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     The Board of Directors of PARC, as General Partner, has unanimously concluded that the DMC proposals involve grave risks to the Unitholders and are not in the best interests of the Unitholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE AGAINST APPROVAL OF EACH OF THE DMC PROPOSALS. The Board of Directors also recommends that the Unitholders not take any action until they have considered the proposal for the sale of the Partnership's principal asset and the subsequent dissolution of the Partnership, to be described in other proxy solicitation materials to be distributed to the Limited Partners and the Unitholders as soon as practicable. See "An Alternative Transaction" below.

RECORD DATE; UNITS ENTITLED TO VOTE

     The General Partner, at the request of DMC, fixed the close of business on December 5, 1997 as the record date (the "Record Date") for determining the Unitholders who are entitled to notice of, and to vote on the matters to be acted on at, the Special Meeting. As of the Record Date, 4,000,000 Units were outstanding.

VOTE REQUIRED

     Pursuant to the Partnership Agreement, the approval of DMC's proposal to remove PARC as General Partner requires the consent of Limited Partners who collectively hold the right to vote more than 80% of all Units and the approval of DMC's other proposals requires the consent of Limited Partners who collectively hold the right to vote more than 50% of all Units.

                                                  PRELIMINARY PROXY MATERIALS

EFFECT OF ABSTENTIONS

     For purposes of determining approval of the DMC proposals at the Special Meeting, abstentions will have the same legal effect as a vote "against" the proposals.

PROXIES; PROXY SOLICITATION

     The voting of proxies in favor of the DMC proposals is described in the proxy statement and form of proxy distributed by DMC. Unitholders who do not support a DMC proposal can vote "AGAINST" or "ABSTAIN" on the form of proxy distributed by DMC or can abstain (which has the same effect as voting against the DMC proposals) by not returning the DMC proxy. Unitholders who have voted for the DMC proposals and wish to change their vote can do so by giving written notice of the revocation of their proxy to DMC c/o Regan & Associates, Inc., 15 Park Row, New York, NY 10038, by giving Regan & Associates, Inc. a later-dated proxy showing a vote "AGAINST" or "ABSTAIN", or by attending the Special Meeting in person and casting a ballot.

     This Proxy Statement is being distributed on behalf of PARC and officers and directors of PARC may solicit Unitholders to vote against the DMC proposals, to abstain from voting in connection with, or to revoke proxies previously given for the DMC proposals. Such solicitation may be made by personal interview, telephone, telegram, mail or other means of communication. The Partnership will bear the expenses of such solicitation. The officers and directors of PARC will not be additionally compensated for their solicitation of consents, but may be reimbursed for their out-of-pocket expenses incurred in connection with such solicitation. Record holders of Units who forward soliciting material to the beneficial owners of Units held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

NO APPRAISAL RIGHTS

     If the owners of more than the required percentage of the outstanding Units consent to vote to approve the DMC proposals, all Unitholders will be bound by such approval (including Unitholders who do not vote to approve). Non-consenting Unitholders are not entitled to any rights of appraisal or similar rights that may be available to dissenting shareholders in a corporation.

                                                  PRELIMINARY PROXY MATERIALS

                  THE DMC PROPOSALS AND ITS "PLAN OF ACTION"

     In its proxy statement, DMC makes a number of statements about the history and condition of the Partnership's properties and operations that PARC believes are either incomplete or inaccurate. In addition, DMC proposes what it calls a "Plan of Action" that PARC thinks reflects a lack of preparation or appreciation of the business and position of the Partnership and is potentially dangerous to the Partnership and to the Unitholders' interests.

DMC'S INCOMPLETE DESCRIPTION OF THE PARTNERSHIP'S CONDITION

     DMC recounts at some length in its proxy statement the "troubled history" and "extremely poor condition of the Partnership's business, operations and financial condition," which, DMC asserts, has resulted in "the diminishment of Unitholder value." This, DMC suggests, is the fault of PARC. The facts are quite different.

     In 1990, PARC and Winegardner & Hammons, Inc. ("W&H") took over operation of the sixteen motor hotels (the "Inns") owned by the Partnership through its 99%-owned subsidiary, AMI Operating Partners, L.P. ("AMI"). They found that the physical condition of the Inns, and customer satisfaction, had deteriorated seriously. In addition, approximately one-third of the Inns were older properties which, being highway-oriented and having exterior corridors, had a dated appearance. Most of these older Inns were also in less favorable highway locations than many of their competitors, many of which were newer and more attractive.

     As a result of the physical condition of the Inns; the depressed economy in the Northeast; the depressed state of the travel and hospitality industries; and the depressed state of the real estate markets, in 1991 AMI was required to write down the value of the Inns from more than $106 million to $55,270,000. The carrying value of the Inns after that write-down was almost $10 million less than the $64,341,000 outstanding balance of and accrued interest on AMI's mortgage loan at December 31, 1991. That write-down reflected that the Unitholders did not have any remaining equity in the Inns.In early 1992, as part of its "pre-packaged" bankruptcy reorganization, AMI restructured its existing mortgage loan (the "Mortgage Loan") and arranged an additional loan (the "Priming Loan") to fund capital improvements and provide working capital. Since that time, AMI has made more than $20 million of capital improvements and refurbishments to the Inns, in addition to normal maintenance and repairs. AMI has been able to increase the average room rate at the Inns each since 1991, from $54.81 in 1991 to $72.56 in 1997. Revenues have increased each year, as have earnings before interest, depreciation and amortization ("EBIDA"), a common measure of operating profit in partnerships. AMI has had positive EBIDA every year since its reorganization.

                                                  PRELIMINARY PROXY MATERIALS

DMC'S INACCURATE STATEMENTS ABOUT THE "HOLIDAY INNS" FRANCHISES

     DMC asserts that Holiday Hospitality Corporation ("HHC") the franchisor of the Inns, "has informed the Partnership that it might not renew the franchise agreements for a majority of the Inns because the Inns no longer meet the required standards under the franchise agreement." In fact, the Inns had met, and continue to meet, all requirements under the franchise agreements. HHC did determine that it did not want to include in the "Holiday Inn" system five of the older, highway-oriented Inns, but had agreed to renew the franchises of the remaining Inns whose franchises were to expire in 1997. (As previously reported to the Unitholders, even before HHC's determination the General Partner had already listed for sale several Inns, including the Inns that HHC did not want in the system, because those Inns were not sufficiently profitable to justify the additional investment required to remain in the "Holiday Inn" system).

THE DMC "PLAN OF ACTION"

     PAARC believes that DMC's own description in its proxy statement of its "Plan of Action" makes clear that DMC has not performed the analysis and review of the operations of the Partnership sufficient to support its election as the General Partner. DMC states:

           - "... Neither DMC nor any person acting on its behalf has performed or caused to be performed any analysis of the extent to which (Partnership) expense reduction and control could be effected."

           - "... DMC has not conducted such review (of the W&H Management Agreement and the Consulting Services Agreement) and cannot predict the outcome of the review, if conducted."

           - While DMC lists its "Plan of Action", it admits that "... there can be no assurance that any of the objectives could be attained."

DMC'S FINANCING PLANS

     DMC proposes, as part of its "Plan of Action," to refinance or restructure AMI's existing indebtedness and anticipates that that restructuring or refinancing might include the conversion of some of the existing indebtedness to equity. However, DMC does not put before the Unitholders any actual financing proposal. DMC does not even report having any indication of interest by any financing source to provide such financing, nor does DMC indicate the terms on which such financing might be arranged (or the effect on the Unitholders of such arrangements--particularly the possible dilutive effect of the conversion of debt to equity). DMC says only that "based on the tenor of (Jerome Sanzo's) informal discussions and his knowledge of both the capital markets and of the hotel industry and hotel finance, . . . obtaining such financing might be possible..." (emphasis added).

                                                  PRELIMINARY PROXY MATERIALS

     PARC, however, has been in discussions with AMI's existing lenders and other debt and equity investors since mid-1995 seeking to arrange financing for the product improvement programs ("PIPs") and franchise renewal fees to maintain AMI's expiring "Holiday Inn" franchises and/or to refinance AMI's existing indebtedness on terms that would provide financing for the franchise renewals or would enable AMI to generate internally the required funding. AMI's existing lenders have declined to provide additional financing, have refused to convert any portion of the existing debt to equity or to sell the existing debt at a discount, have refused to allow any of net proceeds of sale of Inns to be applied to fund PIPs or other franchise renewal fees, and have not agreed to permit any additional indebtedness.

     Despite extensive efforts from 1995 through the end of September, 1997, PARC did not receive any financing proposals that it considered adequate or in the best interests of the Unitholders. While PARC did receive some financing proposals, those proposals were in the nature of preliminary indications of interest, rather than definitive proposals. In any event, those proposals were contingent upon the existing debt being purchased at a discount (which the existing lenders have said they will not consider) and required that the new lenders be given a substantial equity interest in the Partnership or AMI. PARC believed that such proposals did not provide sufficient financing and were disadvantageous to the Unitholders. Based on its experience, PARC believes that it is unlikely that DMC will be able to arrange adequate financing on terms that are not disadvantageous to the Unitholders. And without financing, the Unitholders face the imminent loss of the Inns and their entire investment.

DMC'S PLAN TO SELL AND REPLACE PROPERTIES

     Though DMC states in its proxy statement that the replacement of underperforming Inns is "a key element of revamping the Partnership's operations," DMC merely repeats PARC's existing plans for the sale of underperforming Inns. Furthermore, DMC does not address the fact that the net proceeds of the sale of Inns must be applied to the repayment of existing debt and cannot be used to acquire replacement properties. DMC appears to assume that the Partnership, after being converted to a corporation, could acquire additional properties either with additional debt (leveraging the new property 100%) or simply by issuing additional equity in the new corporation. Though DMC states that the Partnership is over-leveraged, it does not give any indication of the impact of 100% leverage (if that financing is in fact available) for its new acquisition. Nor does DMC give any indication of how badly the existing Unitholders would be diluted by the issuance of additional equity for acquisitions (though common sense suggests that the interests of existing Unitholder would probably be substantially diluted).

DMC'S PLAN TO RENEGOTIATE "HOLIDAY INN" ARRANGEMENTS

     DMC states in its proxy statement that it will "attempt to negotiate appropriate arrangements with (HHC)," including short-term franchise extensions for Inns that will be sold, long-term extensions for the retained Inns and an agreement regarding the PIPs. DMC never suggests what "appropriate arrangements" it might negotiate or how those arrangements would differ from those that PARC has already negotiated. HHC was willing to permit the Inns that are to be sold to remain in the "Holiday Inn" system for

                                                  PRELIMINARY PROXY MATERIALS

a reasonable period, not beyond June, 1998, in order to permit an orderly sale; HHC had agreed to franchise renewals for the other Inns, subject to payment of renewal fees and the availability of funding for required PIPs; HHC had reached substantial agreement with PARC on the nature and magnitude of, and the schedule for, the PIPs for the renewed Inns; and HHC granted AMI extensions of the franchises to allow time for the previously-announced transaction with Servico, Inc. to be considered by the Unitholders.

     Based on PARC's extensive negotiations with HHC and HHC's consistent policies and practices, PARC thinks that there is no reason to believe that DMC will be able to negotiate terms different from those already negotiated by PARC. Further, PARC believes, also based on its extensive negotiations with HHC and HHC's consistent policies and practices, that if DMC is not able to demonstrate its ability to provide assured financing for the PIPs and franchise renewal fees, HHC will not grant further extensions of the expiring franchises. Based on DMC's apparent lack of any firm financing plan, PARC believes that if the DMC "Plan of Action" is implemented, the Unitholders face the very real risk of the loss of the "Holiday Inn" franchises (and the loss of the Unitholders' equity) in the near term.

DMC'S PLAN TO REMOVE PARC AS GENERAL PARTNER

     DMC proposes to remove PARC as the general partner of the Partnership and AMI. Removal and replacement of the general partner of either the Partnership or AMI requires the consent of the Required Lenders under the Priming Loan and the Required Holders under the Mortgage Loan. However, while DMC's proxy statement states that "DMC anticipates that the requisite consents...would be sought" before the replacement of PARC, DMC appears not to have discussed the matter with the lenders or to have any sense as to whether the requisite lenders would consent to DMC's being the general partner of the Partnership or AMI. Replacement of PARC without the requisite consent of the lenders will constitute an Event of Default under the Priming and Mortgage Loans and could result in acceleration of those Loans.

DMC'S PLAN FOR IMMEDIATE CONVERSION OF THE PARTNERSHIP TO A CORPORATION

     DMC recites at some length in its proxy statement the desirability of converting the Partnership to corporate form (in some measure merely repeating what PARC had already reported to Unitholders in Quarterly Reports in 1997). However, there is no tax benefit to the conversion and many of the purported benefits (such as the statement that the new corporation would have greater access to the capital markets) are asserted without support and appear intended merely to provide a justification or basis for other elements of DMC's "Plan of Action."

     The formulation of the structure of the new corporation and the development of the most tax-efficient mechanism for the conversion, and the submission of the proposal to the Unitholders and the lenders for their approval, will cost the Partnership time and money. However, as has been reported by the Partnership to the Unitholders, the Partnership has entered into an agreement with Servico, Inc. to sell the Partnership's interest in AMI to a subsidiary of Servico and to dissolve. If the Unitholders approve that sale and dissolution, there would not be any purpose for expending Partnership funds to consider conversion or in converting to corporate form.

                                                  PRELIMINARY PROXY MATERIALS

THE REAL BENEFICIARY OF DMC'S PLAN

     DMC's proxy statement states that, as part of DMC's plan to replace "underperforming Inns," Jerome Sanzo, President of DMC, had "explored certain hotel properties ... as potential acquisition candidates" and "has had discussions with Martin W. Field ... concerning several profitable hotels owned or controlled by him." That proxy statement indicates that certain of DMC's proxy solicitation expenses have been advanced to DMC by Martin W. Field and that "DMC may seek reimbursement from the Partnership for such fees and expenses, and ... does not intend to seek limited partner approval for such reimbursement ... unless such approval is required under Delaware law." In addition, the DMC proxy statement says that "in view of Mr. Field's experience and his present ownership of hotels, ... DMC might consider engaging the services of Mr. Field either directly or through entities controlled by Mr. Field, to manage or participate in the management of the Partnership's Inns." Finally, DMC says in its proxy statement that, if the Partnership converts to corporate form, "Mr. Field may be considered as a potential candidate to serve on the Board of Directors of (the new corporation) or as a consultant to (the new corporation)." During the summer and early fall of 1997 Mr. Field and his wife acquired an approximately 4% stake in the Partnership, and a trust established by Mr. Field for his children acquired an approximately 3% stake in the Partnership. All in all, it appears to PARC that a principal consequence of the DMC "Plan of Action" is that Mr. Field and his affiliates will take over operation of the Partnership and management of the Inns, with the prospect that they will seek to sell their properties to the Partnership.

     The judgment dockets of State and Federal Courts in New York and Florida show that the Federal Deposit Insurance Corporation recovered a judgment against Mr. Fields in the amount of $6 million for loans on which Mr. Field defaulted in connection with a real estate venture and that the New York City Department of Finance obtained several judgments against Mr. Fields, totaling several hundred thousands dollars, for occupancy taxes unpaid by a real estate venture.

THE CONSEQUENCES TO THE UNITHOLDERS

     PARC believes that DMC's proposal to acquire properties will subject the Unitholders to the risks of excess leverage and/or substantial dilution of their interests. If DMC does not arrange financing in time to retain the "Holiday Inn" affiliation (and PARC believes that there is no indication that DMC will be able to raise financing on a timely basis, if at all), not only will the loss of the "Holiday Inn" franchise have an extremely adverse impact on the operations and value of the affected Inns, but the loss will constitute an Event of Default under the Priming and Mortgage Loans.

                                                  PRELIMINARY PROXY MATERIALS

                          AN ALTERNATIVE TRANSACTION

     As reported to the Unitholders in the Quarterly Report on Form 10-Q for the third quarter of 1997, PARC concluded that, because AMI had been unable to raise the financing needed to finance the renewal of the "Holiday Inn" franchises, there was an immediate risk of loss of the "Holiday Inn" affiliation, decline in the value of the Inns and default under the Priming and Mortgage Loans. In order to preserve Unitholder value, the Partnership entered into an agreement to sell its limited partnership interest in AMI to an affiliate of Servico, Inc. for $8,000,000 in cash. Immediately following that transaction (and as required by the terms of the agreement with Servico), the Partnership is to dissolve and distribute the sale proceeds (net only of any taxes on the sale) to the Unitholders.

     The sale of the Partnership's interest in AMI and the Partnership's subsequent dissolution both are subject to the consent of the Unitholders. The Partnership will distribute proxy materials to the Unitholders in the near future in connection with the solicitation of consents to that sale and dissolution.